Exhibit 99.1
EARNINGS RELEASE

Investor Contacts:	Media Contact:
Kelly Loeffler, VP, Investor Relations & Corp. Communications	Ellen Resnick
IntercontinentalExchange	Crystal Clear Communications
770-857-4726	773-929-9292 (o); 312-399-9295 (c)
kelly.loeffler@theice.com	eresnick@crystalclearPR.com
Sarah Stashak, Director, Investor & Public Relations
IntercontinentalExchange
770-857-0340
sarah.stashak@theice.com
IntercontinentalExchange Reports Record First Quarter 2009 Revenues of
$232MM on Record OTC and Futures Revenues; 1Q09 GAAP
Diluted EPS of $0.98; Non-GAAP EPS of $1.09
ATLANTA, GA (May 5, 2009) — IntercontinentalExchange®, Inc. (NYSE: ICE), a leading operator of regulated global exchanges and over-the-counter (OTC) markets, today reported that consolidated revenues in the first quarter rose to a record $232 million, a 12% increase over first quarter 2008 revenues of $207 million. Consolidated net income for the first quarter of 2009 was $72 million, a 22% decrease compared to $92 million for the prior first quarter. Adjusted to exclude $13 million in pre-tax charges related to ICE’s acquisition of The Clearing Corporation (TCC) and other restructuring charges, non-GAAP, or adjusted, net income for the quarter was $80 million, a decrease of 13% compared to the first quarter of 2008. Diluted earnings per share (EPS) in the first quarter were $0.98. Adjusted to exclude the acquisition and other restructuring charges, diluted EPS for the quarter were $1.09, down 16% compared to the prior year’s first quarter.
Volume in ICE’s futures segment, comprising ICE Futures Europe®, ICE Futures U.S.® and ICE Futures Canada®, reached a record 63 million contracts in the first quarter of 2009, a modest increase over the same period in 2008. In the first three months of 2009, average daily volume (ADV) for ICE Futures Europe was 638,055 contracts; ADV for ICE Futures U.S. and ICE Futures Canada was 360,909 contracts. Average daily commissions (ADC) for ICE’s OTC energy markets during the first quarter of 2009 were $1.1 million, a decline of 16% from the same period in 2008. Creditex Group Inc., ICE’s wholly-owned credit derivatives subsidiary, had brokerage revenues of $36 million in the first quarter of 2009, which are also reflected in ICE’s OTC segment.
Said ICE Chairman and CEO Jeffrey C. Sprecher: “ICE continues to dedicate significant resources to risk management services and execute on our strategic objectives globally, while remaining focused on our customers’ needs amid uncertainty in the broader financial markets. Despite the challenging environment, ICE has delivered the leading clearing solution to the credit derivatives market, as well as record OTC and ICE Futures Europe revenues. In addition to our robust futures markets, we are bringing leadership to the OTC markets with unparalleled capabilities in execution, processing and clearing.”

“Our consistently solid cash performance enables us to invest in growth opportunities that position us well for the eventual recovery of the financial markets. ICE has a solid track record of prudent investment and delivering on acquisition synergies, and we’ve maintained this focus during the pronounced economic downturn over the past year, all while producing industry-leading growth. The strong participation in our new credit facilities demonstrates confidence in our strategies and business model, and we believe it supports our ability to continue to act opportunistically,” said ICE CFO Scott Hill.
First Quarter 2009 Results

ICE’s first quarter 2009 consolidated revenues increased 12% to $232 million compared to $207 million in the first quarter of 2008. Consolidated transaction and clearing revenues increased 15% to $203 million in the first quarter of 2009, from $177 million during the same period in 2008. The increase in transaction and clearing revenue was driven primarily by new products, strong trading volume in ICE’s futures segment, the launch of ICE Clear Europe in November 2008, an increase of participants in ICE’s markets and the Creditex acquisition. Total volume for ICE Futures Europe represented the highest quarterly contract volume in exchange history.
Transaction and clearing revenues in ICE’s consolidated futures segment totaled $98 million in the first quarter of 2009, an increase of 1% over $97 million in the same period in 2008. First quarter 2009 volume for all ICE futures exchanges was 63 million contracts, in-line with first quarter 2008 volume. ICE Futures Europe quarterly volume was 40 million contracts, and ADV was 638,055 contracts, up 4% over the first quarter of 2008. The average rate per contract (RPC) for ICE Futures Europe in the first quarter of 2009 was $1.57. ICE Futures U.S. and ICE Futures Canada recorded first quarter volume of 22 million contracts and 1 million contracts, respectively. ADV for ICE Futures U.S. was 345,984 contracts in the first quarter of 2009, down 7% compared to the first quarter of 2008. RPC for ICE Futures U.S. agricultural futures and options contracts was $2.34, and the RPC for financial contracts averaged $0.78 in the first quarter of 2009. ADV for ICE Futures Canada was 14,925 contracts during the first quarter compared to 18,190 in the year-ago period.
First quarter 2009 transaction and clearing revenues in ICE’s global OTC segment increased 32% to $105 million, compared to $80 million for the comparable period in 2008. In ICE’s OTC energy markets, ADC were $1.1 million, a decline of 16% from $1.3 million in the same period of 2008. Cleared contracts accounted for 96% of OTC energy contract volume during the first quarter of 2009. In ICE’s credit derivative markets, first quarter revenues were $38 million, down 31% versus the same period in 2008 on a pro- forma basis. ICE did not own Creditex in the first quarter of 2008.
Consolidated market data revenues increased 6% during the first quarter of 2009 to $26 million compared to $25 million in the same period in 2008. Consolidated other revenues were $2 million during the first quarter of 2009, compared to $5 million in the prior first quarter. The reduction in consolidated other revenue is due primarily to interest payments made to ICE Clear Europe member clearing firms.
Consolidated operating expenses increased $55 million to $118 million for the first quarter of 2009 versus operating expenses of $63 million in the same period in 2008. The increase was primarily driven by $31 million of expenses relating to Creditex’s business following ICE’s acquisition during the third quarter of 2008, as well as investment in growth initiatives. Amortization expenses on acquired intangibles were $16 million for the first quarter of 2009 compared to $3 million in the same period of 2008, and included $6 million related to the Creditex acquisition and $6 million related to ICE’s exclusive Russell Index license.

Consolidated operating expenses also include pre-tax charges of $13 million related to ICE’s acquisition of TCC and other restructuring charges incurred during the first quarter of 2009. Consistent with new accounting standard SFAS No. 141(R), which requires transaction costs to be expensed, ICE recognized transaction costs related to the acquisition of TCC of $6 million, as well as start-up expenses related to the launch of its credit default swap clearing house, ICE TrustTM, of $1 million during the first quarter of 2009. The revenues and operating expenses associated with TCC and ICE Trust were not material to ICE’s first quarter 2009 financial results. In addition to the TCC and ICE Trust charges, ICE incurred costs of $3 million during the first quarter related to headcount reductions of 7%, as well as a charge of $3 million related to the lease termination and asset write-offs for certain office space vacated by ICE Futures U.S.
First quarter 2009 consolidated operating income was $114 million, a decrease of 21% compared to the first quarter of 2008, and operating margin was 49%. Adjusting for the TCC acquisition and other charges noted above, consolidated operating margin was 55% for the first quarter of 2009, compared to 70% for the same period in 2008.
The effective tax rate for the first quarter of 2009 was 33.8% compared to 35.2% for the prior first quarter. The decrease in the tax rate was primarily due to a higher proportion of taxable income earned outside of the United States, which is taxed at lower rates.
First quarter 2009 consolidated cash flow from operations was $68 million. Capital expenditures were $4 million, and capitalized software development costs totaled $4 million in the first quarter of 2009.
Unrestricted cash and short-term investments were $233 million as of March 31, 2009. At the end of the quarter, ICE had $370 million in outstanding debt.
Guidance and Additional Information
•	ICE had 803 employees as of March 31, 2009. For the full year, headcount is expected to be roughly flat from current levels, excluding any personnel additions relating to merger and acquisition activity in the remainder of 2009.
•	ICE’s consolidated tax rate is expected to be in the range of 34% to 36% for 2009.
•	ICE’s diluted share count for the second quarter of 2009 is expected to be in the range of 73.6 million to 74.2 million weighted average shares outstanding, and the diluted share count for fiscal year 2009 to be in the range of 73.5 million to 74.5 million weighted average shares outstanding. ICE’s remaining capacity in its share repurchase program is approximately $200 million.
•	For the period of April through December 2009, ICE expects to earn aggregate revenues in the range of $20 million to $30 million from ICE Trust and TCC. Specifically, second quarter revenues are expected to be approximately $7 million to $9 million. Operating expenses are expected to be in the range of $6 million to $8 million per quarter. The 50/50 profit sharing arrangement in place between ICE Trust and the former TCC shareholders does not fully commence until April 2010. Prior to this date, ICE will retain 86% of ICE Trust profits.
Earnings Conference Call Information

ICE will hold a conference call today, May 5, at 8:30 a.m. ET to review its first quarter 2009 financial results. A live audio webcast of the earnings call will be available on the company’s website at www.theice.com under About ICE/Investors & Media. Participants may also listen via telephone by dialing (888) 596-2611 if calling from the United States, or (913) 312-1472 if dialing from outside of the United States. For participants on the telephone, please place your call ten minutes prior to the start of the call.

The call will be archived on the company’s website for replay. A telephone replay of the earnings call will also be available at (888) 203-1112 for callers within the United States and at (719) 457-0820 for callers outside of the United States. The passcode for the replay is 4800034.
Historical futures volume and OTC commission data can be found at: http://ir.theice.com/supplemental.cfm
About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) operates leading regulated exchanges, trading platforms and clearing houses serving the global markets for agricultural, credit, currency, emissions, energy and equity index markets. ICE Futures Europe® trades half of the world’s crude and refined oil futures. ICE Futures U.S.® and ICE Futures Canada® list agricultural, currency and Russell Index markets. ICE offers trade execution and processing for the credit derivatives markets through Creditex and clearing through ICE TrustTM. A component of the Russell 1000® and S&P 500 indexes, ICE® serves customers in more than 50 countries and is headquartered in Atlanta, with offices in New York, London, Chicago, Winnipeg, Calgary, Houston and Singapore. www.theice.com
IntercontinentalExchange is a registered trademark of IntercontinentalExchange, Inc., registered in the United States and the European Union.
ICE, ICE & block design, ICE Clear Europe, and ICE Clear U.S. are registered trademarks and marque deposes of IntercontinentalExchange, Inc., registered in the United States, the European Union, Canada and Singapore.
ICE Futures Canada, ICE Futures Europe and ICE Futures U.S. are registered trademarks of IntercontinentalExchange, Inc., in the United States, the European Union and Singapore.
Forward-Looking Statements
This press release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange’s business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance include, but are not limited to: our business environment; increasing competition and consolidation in our industry; conditions in global financial markets; our ability to develop new products and services and pursue strategic acquisitions and alliances on a timely, cost-effective basis; our ability to minimize the risks associated with operating multiple clearing houses in multiple jurisdictions; changes in domestic and foreign regulations or government policy; technological developments, including clearing developments; the success of our initiative to clear CDS transactions; the accuracy of our cost estimates and expectations; our belief that cash flows will be sufficient to service our debt and fund our working capital needs and capital expenditures at least through the end of 2010; our ability to increase the connectivity to our marketplace; maintaining existing market participants and attracting new ones; protecting our intellectual property rights; not violating the intellectual property rights of others; potential adverse litigation results; our belief in our electronic platform and disaster recovery system technologies; our ability to gain access to comparable products and services if our key technology contracts were terminated; and the risk that acquired businesses will not be integrated successfully or the revenue opportunities, cost savings and other anticipated synergies from mergers may not be fully realized or may take longer to realize than expected. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on February 11, 2009. These filings are also available in the Investors & Media section of our website. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this press release.

Consolidated Unaudited Financial Statements
INTERCONTINENTALEXCHANGE, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	March 31,
	2009	2008
Revenues:
Transaction and clearing fees, net	$203,478	$177,432
Market data fees	26,114	24,720
Other	1,961	5,062

Total revenues	231,553	207,214

Operating expenses:
Compensation and benefits	54,706	30,679
Professional services	12,839	6,972
Selling, general and administrative	22,906	14,337
Depreciation and amortization	27,303	10,946

Total operating expenses	117,754	62,934

Operating income	113,799	144,280

Other income (expense):
Interest and investment income	610	2,919
Interest expense	(5,254)	(5,134)
Other income (expense), net	(79)	354

Total other expense, net	(4,723)	(1,861)

Income before income taxes	109,076	142,419
Income tax expense	36,854	50,129

Net income	$72,222	$92,290

Earnings per common share:
Basic	$0.99	$1.31

Diluted	$0.98	$1.29

Weighted average common shares outstanding:
Basic	72,671	70,361

Diluted	73,606	71,348

INTERCONTINENTALEXCHANGE, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$229,596	$283,522
Short-term restricted cash	77,827	30,724
Short-term investments	3,086	3,419
Customer accounts receivable, net	110,647	81,248
Margin deposits and guaranty funds	12,691,205	12,117,820
Prepaid expenses and other current assets	25,524	35,855

Total current assets	13,137,885	12,552,588

Property and equipment, net	86,905	88,952

Other noncurrent assets:
Goodwill	1,497,921	1,434,816
Other intangible assets, net	731,786	728,855
Long-term restricted cash	129,152	105,740
Cost method investments	29,161	32,724
Other noncurrent assets	12,096	15,906

Total other noncurrent assets	2,400,116	2,318,041

Total assets	$15,624,906	$14,959,581

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$46,239	$49,663
Accrued salaries and benefits	17,105	41,096
Current portion of licensing agreement	13,268	12,686
Current portion of long-term debt	90,000	46,875
Income taxes payable	33,308	17,708
Margin deposits and guaranty funds	12,691,205	12,117,820
Other current liabilities	20,091	25,794

Total current liabilities	12,911,216	12,311,642

Noncurrent liabilities:
Noncurrent deferred tax liability, net	192,763	194,301
Long-term debt	280,000	332,500
Noncurrent portion of licensing agreement	80,843	82,989
Other noncurrent liabilities	33,982	24,901

Total noncurrent liabilities	587,588	634,691

Total liabilities	13,498,804	12,946,333

Redeemable stock put	0	1,068

Equity
Common stock	768	765
Treasury stock, at cost	(345,264)	(355,520)
Additional paid-in capital	1,611,610	1,608,344
Retained earnings	805,359	732,752
Accumulated other comprehensive income	18,030	19,890

Total shareholders’ equity of IntercontinentalExchange, Inc. and Subsidiaries	2,090,503	2,006,231

Noncontrolling interest	35,599	5,949

Total equity	2,126,102	2,012,180

Total liabilities and equity	$15,624,906	$14,959,581

Non-GAAP Financial Measures and Reconciliation
ICE provides adjusted net income and adjusted earnings per common share as additional information regarding its operating results. ICE uses these non-GAAP measures internally to evaluate its performance and in making financial and operational decisions. ICE believes that the presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, ICE believes the presentation of these measures is useful for period-to-period comparison of results because the non-recurring charges described below do not reflect historical operating performance. These measures are not in accordance with, or an alternative to, U.S. generally accepted accounting principles or GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. ICE strongly recommends that investors review the GAAP financial measures included in the Quarterly Report on Form 10-Q, including the consolidated financial statements and the notes thereto.
Adjusted net income for the three months ended March 31, 2009 below is calculated by adding net income and transaction costs incurred for the TCC acquisition, employee termination costs, costs incurred to vacate office space and start up costs relating to the formation of ICE Trust, all presented net of tax. ICE believes these items are non-recurring and unusual in nature and are not representative of its future operating performance since these charges were not consistent with its historical operating performance. Adjusted earnings per common share are calculated as adjusted net income divided by the weighted average common shares outstanding. The following table reconciles the net income to adjusted net income for the three months ended March 31, 2009 and calculates adjusted earnings per common share.

Three Months
Ended
March 31, 2009
(In thousands,
except per share
amounts)
Net income	$72,222
Add: Transaction costs incurred for the TCC acquisition	5,609
Add: Employee termination costs	2,902
Add: Costs incurred to vacate office space	2,980
Add: Start-up costs relating to the formation of ICE Trust	1,370
Less: Income tax benefit for non recurring expenses	(5,071)

Adjusted net income	$80,012

Earnings per common share on net income:
Basic	$0.99

Diluted	$0.98

Adjusted earnings per common share on adjusted net income:
Adjusted basic	$1.10

Adjusted diluted	$1.09

Weighted average common shares outstanding:
Basic	72,671

Diluted	73,606